Exhibit 3.2

CERTIFICATE OF DESIGNATION OF

SERIES D REDEEMABLE PREFERRED STOCK OF

VOCODIA HOLDINGS CORP

PURSUANT TO TITLE 17 OF THE

wyoming statutes

The undersigned, Brian Podolak, does hereby certify that:

1.	He is the Chief Executive Officer of Vocodia Holdings Corp, a Wyoming corporation (the “Corporation”).

2.	The Corporation is authorized to issue 24,000,000 shares of preferred stock, par value $0.0001 per share, of which, (i) 4,000,000 shares are designated as Series A Preferred Stock, par value $0.0001 per share, of which 4,000,000 shares are issued and outstanding, (ii) 3,000 shares are designated as Series B Preferred Stock, par value $0.0001 per share, of which no shares are issued and outstanding, and (iii) 6,000 shares are designated as Series C Convertible Preferred Stock, par value $0.0001 per share, of which none is issued and outstanding.

3.	The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the articles of incorporation of the Corporation, as amended (the “Articles of Incorporation”), provides for a class of its authorized stock known as preferred stock, consisting of 24,000,000 shares, $0.0001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized by resolution to provide for the issuance of preferred stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as described above, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of 20,000 shares of the preferred stock which the Corporation has the authority to issue.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock to be designated “Series D Redeemable Preferred Stock” and does hereby fix and determine the designation, powers, privileges, preferences and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof as follows:

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Amendment” means the amendment to the Articles of Incorporation, as in effect at such time, in order to, after the date hereof, effect the Reverse Stock Split.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 33% of the voting securities of the Corporation (other than by means of the issuance, sale or conversion of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable), (b) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than 66% of the aggregate voting power of the Corporation or the successor entity of such transaction, (c) the Corporation (and all of its Subsidiaries, taken as a whole) sells or transfers all or substantially all of its assets to another Person and the stockholders of the Corporation immediately prior to such transaction own less than 66% of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a one year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the Original Issue Date), or (e) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

“Common Stock” means the Corporation’s common stock, $0.0001 par value per share, and stock of any other class of securities into which such securities may hereafter be reclassified, converted or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Transaction” shall have the meaning set forth in Section 7.

“Holder” shall have the meaning given such term in Section 2.

“Liquidation” shall have the meaning set forth in Section 5.

“Original Issue Date” means the date of the first issuance of any shares of the Series D Preferred Stock regardless of the number of transfers of any particular shares of Series D Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series D Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of August 2, 2024, by and between the Corporation and each of the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Purchase Price” means, as to each Holder, the aggregate dollar amount to be paid for the Series D Preferred Stock pursuant to the Purchase Agreement.

“Redemption Price” means a price per share equal to 100% of the Stated Value.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of August 2, 2024, by and between the Corporation and each of the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Reverse Stock Split” means the reverse stock split of the Corporation’s issued and outstanding shares of Common Stock that is effected by the Corporation, immediately following the next meeting of the Corporation’s stockholders after the date hereof, by the filing of the Amendment with and acceptance by the Secretary of State of the State of Wyoming.

“Reverse Stock Split Date” means the date on which the Amendment to effectuate the Reverse Stock Split is filed with and accepted by the Secretary of State of the State of Wyoming, which Amendment shall become effective upon its filing.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preferred Stock” means the Series A Preferred Stock, par value of $0.0001 per share, of the Corporation.

“Series B Preferred Stock” means the Series B Preferred Stock, par value of $0.0001 per share, of the Corporation.

“Series C Preferred Stock Certificate of Designation” means the Certificate of Designation of the Series C Convertible Preferred Stock of the Corporation, dated as of the date hereof.

“Series C Preferred Stock” means the Series C Convertible Preferred Stock, par value of $0.0001 per share, of the Corporation.

“Series D Preferred Stock” shall have the meaning set forth in Section 2.

“Stated Value” shall have the meaning set forth in Section 2.

“Stockholder Approval” means approval of the Amendment and Reverse Stock Split by the holders of a majority of the shares represented in person or by proxy and entitled to vote on the matter.

“Subsidiary” means any subsidiary of the Corporation as set forth on Schedule 3(a) of the Purchase Agreement and shall, where applicable, also include any direct or indirect subsidiary of the Corporation formed or acquired after the date of the Purchase Agreement.

“Successor Entity” shall have the meaning set forth in Section 7.

“Trading Day” means , as applicable, (x) with respect to all price or trading volume determinations relating to the Common Stock, any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the applicable Holder or (y) with respect to all determinations other than price determinations relating to the Common Stock, any day on which The New York Stock Exchange (or any successor thereto) is open for trading of securities.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the BZX Exchange operated by the Cboe Global Markets, Inc., the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Certificate of Designation, the Series C Preferred Stock Certificate of Designation, the Purchase Agreement, the Registration Rights Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Purchase Agreement, in each case as amended, modified or supplemented from time to time in accordance with its terms.

“Transfer Agent” means VStock Transfer, LLC, and any successor transfer agent of the Corporation.

Section 2. Designation, Amount and Stated Value. The series of preferred stock shall be designated as “Series D Redeemable Preferred Stock” (the “Series D Preferred Stock”) and the number of shares of such series shall be 20,000 (which shall not be subject to increase without the written consent of the holders of a majority of the then outstanding shares of the Series D Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Series D Preferred Stock shall have a par value of $0.0001 per share and a stated value per share equal to $0.0001 (as adjusted for any stock splits, stock dividends, recapitalizations, or similar transaction occurring after the Original Issue Date with respect to the Series D Preferred Stock, the “Stated Value”).

Section 3. Dividends. The Corporation shall not pay any dividends on the Series D Preferred Stock.

Section 4. Voting Rights.

a) For purposes of determining the presence of a quorum at any meeting of the stockholders of the Corporation at which the shares of Series D Preferred Stock are entitled to vote with respect to the Reverse Stock Split proposal at the Company’s next stockholder meeting following the Original Issue Date, the number of shares of Series D Preferred Stock and votes represented by such shares shall be counted in accordance with Section 4(b) of this Certificate of Designation, disregarding, for such purposes, any limitations on voting set forth herein.

b) Each share of Series D Preferred Stock shall entitle the holder thereof (a) to vote exclusively with respect to the Reverse Stock Split proposal at the Company’s next stockholder meeting following the Original Issue Date (and the Series D Preferred Stock shall not be entitled to vote on any other matter except to the extent required under Title 17 of the Wyoming Statutes or provided herein) and (b) to 10,000 votes per each share of Series D Preferred Stock and shall, except as required by law, vote together with the Common Stock and any other issued and outstanding shares of preferred stock of the Corporation that are entitled to vote thereon, as a single class. Notwithstanding the foregoing, in addition, as long as any shares of Series D Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series D Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series D Preferred Stock or alter or amend this Certificate of Designation, (b) amend the Articles of Incorporation or other charter documents of the Corporation in a manner adverse to the Holders, (c) increase the number of authorized shares of Series D Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), prior and in preference to the Common Stock, the Holders shall be entitled to receive out of the assets available for distribution to stockholders an amount in cash equal to 120% of the aggregate Stated Value of all shares of Series D Preferred Stock held by such Holder, and no more. The preference set forth in this Section 5 with respect to distributions to the Series D Preferred Stock upon a Liquidation shall apply mutatis mutandis to any distributions to be made upon the consummation of a Fundamental Transaction or Change of Control Transaction. The Corporation shall mail written notice of any such Liquidation, Fundamental Transaction or Change of Control Transaction not less than forty-five (45) days prior to the payment date stated therein, to each Holder.

Section 6. No Conversion Rights. The Series D Preferred Stock is not convertible into or exchangeable for property or shares of any other series or class of the Corporation’s capital stock.

Section 7. Fundamental Transaction. If, at any time while the Series D Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation (and all of its Subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of at least 50% of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the provisions hereunder. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents in accordance with the provisions of this Section 7 pursuant to written agreements in customary form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for the Series D Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Series D Preferred Stock prior to such Fundamental Transaction, and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation and the other Transaction Documents referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Corporation herein.

Section 8. Stock Dividends and Stock Splits. If the Corporation, at any time while the Series D Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions that is payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the number of votes per share of Series D Preferred Stock that Holders may vote pursuant to Section 4(b) hereof shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 8 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

Section 9. Mandatory Redemption. On the earlier of the date on which (i) the Company obtains Stockholder Approval and (ii) the Purchase Agreement is terminated prior to the Second Closing (as defined in the Purchase Agreement) pursuant to Section 8 thereof, the Corporation shall immediately redeem, out of funds legally available therefor, each of the Series D Preferred Stock then outstanding at a redemption price equal to the Redemption Price, without the requirement for any notice or demand or other action by any Holder or any other person or entity, provided that a Holder may, in its sole discretion, waive such right to receive payment on the date of Stockholder Approval or such termination, in whole or in part, and any such waiver shall not affect any other rights of such Holder or any other Holder hereunder. Upon receipt of full payment in cash for a complete redemption, each Holder will promptly submit to the Corporation such Holder’s Series D Preferred Stock certificates, if any, and such redeemed shares shall no longer be deemed to be outstanding.

Section 10. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by facsimile or email attachment, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 6401 Congress Avenue, Suite #160, Boca Raton, Florida 33487, Attention: Brian Podolak, Chief Executive Officer, email address: brian@vocodia.com, or such other email address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 10. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by email attachment, or sent by a nationally recognized overnight courier service addressed to each Holder at the email address or address of such Holder appearing on the books of the Corporation, or if no such email address or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via email attachment at the email address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the time of transmission, if such notice or communication is delivered via email attachment at the email address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b) Lost or Mutilated Preferred Stock Certificate. If a Holder’s Series D Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series D Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation (which shall not include the posting of any bond).

c) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

d) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

e) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

f) Status of Redeemed Series D Preferred Stock. Shares of Series D Preferred Stock may only be issued pursuant to the Purchase Agreement. If any shares of Series D Preferred Stock shall be redeemed or reacquired by the Corporation, such shares may not be reissued and shall automatically be retired and cancelled and shall resume the status of authorized but unissued shares of preferred stock.

g) Ranking. Except for the Series C Preferred Stock, which shall be deemed Parity Stock (as defined below) in respect to the Series D Preferred Stock, to the extent that the holders of at least a majority of the outstanding Series D Preferred Stock (the “Required Holders”) expressly consent to the creation of other Parity Stock or Senior Preferred Stock (as defined below), all shares of Common Stock and all shares of capital stock of the Corporation authorized or designated after the date of the designation of the Preferred Stock shall be junior in rank to the Series D Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (such junior stock is referred to herein collectively as “Junior Stock”). Without limiting any other provision of this Certificate of Designation and subject to the immediately preceding sentence, without the prior express consent of the Required Holders, voting separate as a single class, the Corporation shall not hereafter authorize or issue any additional or other shares of capital stock that is (i) of senior rank to the Series D Preferred Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the “Senior Preferred Stock”) or (ii) of pari passu rank to the Series D Preferred Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the “Parity Stock”).

*********************

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation of Series D Redeemable Preferred Stock of Vocodia Holdings Corp to be signed by its Chief Executive Officer this 5th day of August, 2024.

VOCODIA HOLDINGS CORP

By:	/s/ Brian Podolak
	Name:	Brian Podolak
	Title:	Chief Executive Officer